EXHIBIT 10.97

                           CPI CORPORATION
_________________________________________________________________
BOARD OF DIRECTORS                              DAVID M. MEYER
1706 WASHINGTON AVENUE                          CHAIRMAN
ST. LOUIS, MISSOURI 63103
																July 12, 2005

Mr. Paul Rasmussen
14405 Morning Mountain Way
Alpharetta, Georgia 30004
Via:  e-mail and overnight

RE: Offer of Employment

Dear Paul:

     On behalf of the Board of Directors of CPI Corporation, I am pleased to offer you the position of Chief Executive Officer, reporting to the Board and starting on Monday, August 15, 2005. In this role, your duties and responsibilities will be that of the lead executive in the Company and to plan, implement and achieve the strategies and goals of the Company as reviewed and established by the Board. Your principal place of employment will be St. Louis, Missouri, at the Company's headquarters office. This offer includes the following terms and conditions:

1. Base Salary: Your base salary initially will be $385,000 annually. Your base salary will be reviewed with you no less than annually and may be adjusted from time to time by the Compensation Committee of the Board of Directors, but only upward.

2. Restricted Stock Grant: You will be granted Restricted Stock of CPI in the amount of $250,000 priced at the closing price of the Company's common stock on the first trading day immediately prior to the commencement date of your employment with the Company. The Restricted Stock will vest (subject to your continued employment on each vesting date) in increments of $50,000 annually, at the close of each Fiscal Year during the period of your employment, beginning with the Fiscal Year ended February, 2006.

3. Annual Bonus: You will be eligible to participate in the Performance Incentive Plan of the Company and your Designated Percentage each year, as defined by the Plan, shall be based upon a 33% share of the executive allocation of the Plan pool (or up to 11.1% of the entire Plan pool).
    It is anticipated that any payment due you under this plan will be paid substantially in Restricted Shares with annual vesting as determined by the Compensation Committee of the Board. Notwithstanding the above, for your initial employment period in the Fiscal Year ending February, 2006, you will be eligible to receive, subject to the other terms of the Performance Plan, a Plan payout equal to the higher of $50,000, or the payout that would otherwise be due you pursuant to the Company's Performance Incentive Plan, prorated to reflect the portion of the year you have served at the Company. Your payment in this current year will be paid substantially in Restricted Shares with annual vesting as determined by the Compensation Committee of the Board. It is anticipated that, beginning with the Fiscal year ending February 2007, you would be capable, under the plan, of earning up to 100% of your cash base pay upon the achievement of superior financial performance.

4. Other Benefits: As a CPI executive, you will generally be entitled to participate in other active benefit plans and programs on the same terms as the other executives in the Company. These benefits currently include:

    a. 401(k) Plan: This qualified plan allows employees to contribute up to 25% of base salary annually. The company matches 50% of employee contributions up to a maximum of 5% of salary in common stock. The plan is administered by American Express and offers a full range of investment options. The required discrimination testing, however, substantially limits the amount highly compensated executives may contribute.

    b. Health/Disability: The Company's benefit plan provides for competitive health care coverage and short-term disability insurance.
        Employee premiums are adjusted annually.    Long-term disability
        insurance is also available.

    c. Life Insurance: Key managers of the Company are eligible for life insurance equal to two times annual base salary to a maximum benefit of $400,000. Once per year the key managers are offered an option to convert group term insurance in excess of $50,000 to a permanent cash value policy. Contributions that the Company would have paid on the term life premiums are paid towards the permanent insurance premium and the key manager pays the balance.

    d. Vacation: You will be entitled to four weeks of paid vacation per year.

5. Relocation and Transition Expenses: In order to facilitate your relocation St. Louis, Missouri, the Company will provide the following:

    a. Moving Allowance: The Company will reimburse all reasonable expenses for your move to St. Louis based upon direct costs incurred.

    b. Temporary Living Allowance: The Company will bear all direct costs for temporary living in St. Louis for you and your family for up to three months.

    c.  Relocation Expense:  In addition to all moving expenses covered in item 5(a) above, the Company will reimburse you for reasonable relocation expenses directly incurred, including real estate fees, closing costs and other customary fees and expenses up to a maximum of $50,000 (determined on an after-tax basis).

6. Termination and Severance: If your employment is terminated by the Company without Cause at any time, you shall be entitled to a severance amount equal to one year's base salary, payable in a lump sum. If your employment is terminated for any other reason, you will be entitled to no benefits, except as provided by law or under the specific terms of the Company's benefit programs in which you are then participating. "Cause" as used herein shall mean any of the following acts by or other circumstances regarding the Executive: (i) an act committed, after the date of this Agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company,
    (iii) repeated unfitness or unavailability for service, disregard of the Company's rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (v) any breach or threatened breach by the Executive of Sections 7, 8, 9 or 10 of this Agreement, or (vi) material breach or violation of any other provision of this Agreement or of any other contractual obligation to the Company or any of its affiliates.

7. Insider Status: As Chief Executive Officer and the key executive of the Company, you will be considered an "insider" subject to SEC reporting of all stock transactions and to pre-clearance of all transactions through the Company's General Counsel.

8. Confidentiality: You will maintain in confidence all non-public information you learn about the Company and its business, including strategies, plans, prospects and financial, employee, vendor and
    customer information.   You will not use, copy or disclose any such
    information except as necessary to perform the functions of your job or with the prior consent of the company.

9. Non-Compete and Non-Solicitation: It is agreed that you will not be employed directly by or act in an advisory role for any direct competitor of the Company during the period of your employment and for a period of one year from the date of termination.

10. Work for Hire: As an employee, you agree that your ideas, concepts, graphics, creative or other products of your work will be owned by the company and you agree to acknowledge the company's ownership in writing upon request from the Company.

11. Existing Agreements: This offer is conditioned on your confirmation that your employment by the Company will not violate the terms of any existing agreements to which you are a party, including but not limited to employment agreements and agreements relating to your competitive employment.

     All of us look forward to a productive and valuable relationship and the improvement of CPI's performance for the benefit of its customers, employees and shareholders.

     We hope you find this offer acceptable and ask that you kindly
respond by no later than Friday, July 15.   I look forward to hearing
from you.

					Sincerely,

					/s/ David M. Meyer
					_____________________________
					David M. Meyer
					Chairman of the Board

Accepted this 13th day of July, 2005

/s/ Paul Rasmussen
______________________
    Paul Rasmussen